EXHIBIT 99.2

AUTHORIZATION

KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Raffaele G. Fazio (the “Agent”) as an authorized agent and signatory to act on behalf of the undersigned, in any and all capacities, to:

1) prepare, execute in the undersigned’s name and on the undersigned’s behalf, and submit to the U.S. Securities and Exchange Commission (the “SEC”) a Form ID, including amendments thereto, and any other documents necessary or appropriate to obtain codes and passwords enabling the undersigned to make electronic filings with the SEC of reports required by Section 13 or Section 16(a) of the Securities Exchange Act of 1934 or any rule or regulation of the SEC;

2) prepare and execute for and on behalf of the undersigned, in its capacity as the record or beneficial owner of the securities of any company registered with the SEC, any required (i) Schedules 13D and 13G in accordance with Section 13 of the Exchange Act and the rules thereunder (including any joint filing agreement), (ii) Forms 3, 4 and 5 in accordance with Section 16(a) of the Exchange Act and the rules thereunder (including any joint filing agreement), and (iii) Form 144 under Rule 144 of the Securities Act of 1933;

3) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such reports, forms or schedules, and complete and execute any amendment or amendments thereto, and timely file any such reports, forms or schedules with the SEC and any stock exchange or similar authority; and

4) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such Agent, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such Agent on behalf of the undersigned pursuant to this Authorization shall be in such form and shall contain such terms and conditions as such Agent may approve in such Agent’s discretion.

The undersigned hereby grants to such Agent full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, hereby ratifying and confirming all that such Agent shall lawfully do or cause or have caused to be done by virtue of this Authorization and the rights and powers herein granted. The undersigned acknowledges that the foregoing Authorization, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned’s responsibilities to comply with Sections 13 or 16 of the Securities Exchange Act of 1934 or Rule 144 of the Securities Act of 1933.

This Authorization shall remain in full force and effect until the undersigned is no longer required to file Schedules 13D and 13G, and Forms 3, 4, 5 and 144 with respect to the securities owned by the undersigned, unless earlier revoked by the undersigned.

IN WITNESS WHEREOF, the undersigned has caused this Authorization to be executed as of this 27th day of September, 2013.

DHK INVESTMENTS, LLC

By:	/s/ David H. Koch
David H. Koch, its Manager